FOR IMMEDIATE RELEASE

DUCKWALL-ALCO ANNOUNCES NEW BOARD MEMBER

Abilene, Kan. (October 5, 2007) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) has announced that Royce Winsten has been elected to the Company’s board of directors.

Mr. Winsten is the founder and Managing Director of Shore Capital Management, LLC, based in Sea Girt, N.J. He has acted as an analyst, broker and advisor for nearly 15 years, and launched Shore Capital Management in 2005. Winsten, who received his Masters of Business Administration from the Fuqua School of Business at Duke University, is also a Chartered Financial Analyst.

Warren Gfeller, Duckwall-ALCO’s Chairman of the Board, stated, “We are pleased to have Royce Winsten fill the last open position on our board. He will complement our board, which has extensive financial, investment banking and operations expertise, and we look forward to Royce’s contribution.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Our specialty is delivering those products with the friendly, personal service our customers have come to expect. With 253 stores across 21 states, we are proud to have continually provided excellent products at good value prices to our customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc. visit our website at www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com